EXHIBIT 99.1

PRESS RELEASE

For Immediate Release

CRESCENT ANNOUNCES FIRST QUARTER 2005 RESULTS

FORT WORTH, TEXAS, May 5, 2005—Crescent Real Estate Equities Company (NYSE:CEI) today announced results for the first quarter 2005. Adjusted funds from operations available to common shareholders — diluted (“FFO”) for the three months ended March 31, 2005 was $28.9 million, or $0.25 per share and equivalent unit. This compares to FFO of $27.5 million or $0.23 per share and equivalent unit, for the three months ended March 31, 2004. Net loss available to common shareholders for the three months ended March 31, 2005, was ($9.3) million, or ($.09) per share (diluted). This compares to a net loss of ($18.6) million, or ($0.19) per share (diluted), for the three months ended March 31, 2004.

According to John C. Goff, Vice Chairman and Chief Executive Officer, “We are pleased to report that our first quarter funds from operations results of $0.25 per share were above management expectations due to stronger than expected results in office, resorts and our residential segments. For the year, we feel comfortable with our earlier 2005 guidance, and, as we look ahead, we remain confident in the three-year growth plan that we articulated to the market back in February. ”

On April 15, 2005, Crescent announced that its Board of Trust Managers had declared cash dividends of $0.375 per share for its Common Shares, $0.421875 per share for its Series A Convertible Preferred Shares, and $0.59375 per share for its Series B Redeemable Preferred Shares. The dividends are payable May 13, 2005, to shareholders of record on April 29, 2005.

BUSINESS SECTOR REVIEW

Office Sector (61% of Gross Book Value of Real Estate Assets as of March 31, 2005)
Operating Results

Crescent reports operating statistics in this press release assuming 100% ownership without adjusting for joint-venture interests. Crescent owned and managed, through its subsidiaries and joint ventures, 31.6 million square feet at March 31, 2005, including 14.4 million square feet of office properties in unconsolidated joint ventures and 0.5 million square feet in consolidated joint ventures.

Denny Alberts, President and Chief Operating Officer, commented, “As expected, our total office economic occupancy at the end of the first quarter remained relatively stable at 88.0%. From a rollover standpoint, we expect a total of 4.3 million gross square feet of leases to expire in 2005. To date, 70% of that expiring space has been addressed – 55% by signed leases and 15% by leases in negotiation. Therefore, we believe we are still on track to show overall improvement in our economic occupancy by year-end to 89% to 90%.”

- Same-store NOI -
Office property same-store net operating income (“NOI”) declined 0.3% for the three months ended March 31, 2005 from the same period in 2004 for the 28.1 million square feet of office property space owned during both periods. Average occupancy for these same-store properties for the three months ended March 31, 2005, was 87.6% compared to 85.8% for the same period in 2004.

-Total Portfolio Occupancy –
As of March 31, 2005, leased occupancy was 89.5%, and economic occupancy was 88.0%.

- Leasing Activity -
The Company leased 1.0 million net rentable square feet during the three months ended March 31, 2005, of which 395,000 square feet were renewed or re-leased. The weighted average full service rental rate (which includes expense reimbursements) decreased 1.9% from the expiring rates for the leases of the renewed or re-leased space. All of these leases have commenced or will commence within the next twelve months. Tenant improvements related to these leases were $1.99 per square foot per year, and leasing costs were $1.07 per square foot per year.

- Lease Termination Fees -
Crescent received $0.4 million and $1.1 million of lease termination fees during the three months ended March 31, 2005, and 2004, respectively. Crescent’s policy is to exclude lease termination fees from its same-store NOI calculation.

Acquisitions
On February 7, Crescent purchased the Exchange Building, a 23-story, 295,525 square-foot Class A office property located in downtown Seattle. From 1999 through 2001, the Exchange Building underwent an extensive restoration, while many of its historical elements were preserved. At 89% leased, it is the home to a diversified industry mix of office customers. Crescent acquired the property for approximately $52.5 million.

On April 8, Crescent purchased One Buckhead Plaza, a 20-story, 461,669 square-foot Class A office property located in the Buckhead submarket of Atlanta. This property is the Company’s second acquisition in the Buckhead submarket, following its acquisition of One Live Oak in late December. Constructed in 1987, One Buckhead Plaza is currently 89% leased. Crescent acquired the office property for approximately $130.5 million.

Dispositions
On February 7, Crescent sold Albuquerque Plaza, located in downtown Albuquerque. The sale generated proceeds, net of selling costs, of $34.7 million, and a net gain of $1.8 million.

On March 31, Crescent sold approximately 1.58 acres of undeveloped investment land in downtown Houston. The sale generated proceeds, net of selling costs, of $5.8 million and a net gain of $3.5 million.

Joint Venture
On February 24, Crescent completed the joint venture of Fulbright Tower, a 1,247,061 square-foot Class A office property and companion parking structure, located in the Houston Center complex in downtown Houston. A pension fund investor advised by JPMorgan Asset Management acquired a 60% ownership interest, while an affiliate of GE Asset Management acquired a 16.15% ownership interest. Crescent contributed the buildings and associated mortgage note to the joint venture and received proceeds of $33.4 million. Consistent with its real estate investment management focus, Crescent will continue to lease and manage Fulbright Tower on behalf of the joint venture and will receive a promoted interest if the property achieves certain long-term performance objectives.

Development
Crescent has committed to a first phase office development consisting of a 255,000 square-foot office property on land owned within the Hughes Center complex in Las Vegas. Crescent expects to break ground in the third quarter of 2005, with anticipated completion in spring 2007. Total project costs are estimated to be $62.0 million.

Resort / Hotel Sector (10% of Gross Book Value of Real Estate Assets as of March 31, 2005)
Operating Results

Same-store NOI for Crescent’s five resort properties increased 18% for the three months ended March 31, 2005, from the same period in 2004. The average daily rate increased 5%, and revenue per available room increased 10% for the three months ended March 31, 2005 compared to the same period in 2004. Weighted average occupancy was 72.8% for the three months ended March 31, 2005 compared to 68.9% for the three months ended March 31, 2004. The renovation of the Sonoma Mission Inn in 2003 and 2004 resulted in lower operating results in first quarter 2004. All rooms became fully operational as of July 2004.

Canyon Ranch Restructure and Recapitalization
On January 18, Crescent completed the formation of a new company with the founders of Canyon Ranch, whereby all Canyon Ranch assets, including real estate, the brand and licensing rights, will be held 48% by Crescent and 52% by the founders. In connection with the formation, Canyon Ranch Company raised $95 million in non-recourse, 10-year, 5.94% interest-only debt, as well as $110 million in Mandatorily Redeemable Convertible Preferred Membership Units through a private placement offering. Approximately $50 million of investment capital remains in Canyon Ranch Company, as a result of the transaction.

In addition, as part of the transaction, Crescent received proceeds of $91.9 million, $38.3 million of which was used to pay down or defease debt related to Crescent’s previous investment in Canyon Ranch assets. The gross value ascribed to Crescent’s assets contributed to Canyon Ranch Company was $209 million, $89 million above its invested capital.

Residential Development Sector (17% of Gross Book Value of Real Estate Assets as of March 31, 2005)
Operating Results

Crescent’s overall residential investment generated $4.9 million in FFO for the three months ended March 31, 2005. This compares to $6.2 million in FFO generated for the three months ended March 31, 2004. The decline in FFO is primarily the result of product mix at Desert Mountain.

Temperature-Controlled Logistics Sector (12% of Gross Book Value of Real Estate Assets as of March 31, 2005)
Operating Results

Crescent’s investment in temperature-controlled properties generated $3.5 million in FFO for the three months ended March 31, 2005. This compares to $4.9 million of FFO generated for the three months ended March 31, 2004. For 2005, Crescent’s share of FFO is lower primarily as the result of The Yucaipa Companies’ purchase in November 2004 of a 20.7% share in the temperature-controlled logistics investment, which reduced Crescent’s ownership from 40% to 31.7%.

OTHER

Mezzanine Investments
On February 7, Crescent invested in a mezzanine loan of $17.3 million, secured by a New York office property. The current yield for the loan is 10.75%, floating off of LIBOR. In addition, Crescent received a loan origination fee. The loan has a two-year term with extension options.

On March 31, Crescent purchased a mezzanine loan for $33.2 million, secured by a Florida resort complex. The fixed rate on the loan is 11.93%. The loan has a three-year term with a four-year extension option.

EARNINGS OUTLOOK

Crescent addresses earnings guidance in its earnings conference calls and provides documentation of its quarterly supplemental operating and financial data reports. Refer to the following paragraphs for details about accessing today’s conference call, presentation, and supplemental operating and financial data report.

FUNDS FROM OPERATIONS

Funds from operations is a supplemental non-GAAP financial measurement used in the real estate industry to measure and compare the operating performance of real estate companies, although those companies may calculate funds from operations in different ways. The National Association of Real Estate Investment Trusts (“NAREIT”) defines funds from operations as Net Income (Loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, excluding extraordinary items (determined by GAAP), excluding depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Crescent reports Adjusted Funds From Operations Available to Common Shareholders – diluted (“FFO”) before taking into account impairment charges required by GAAP which are related to its real estate assets and before costs associated with the extinguishment of debt in connection with the sale of real estate assets. A reconciliation of Crescent’s FFO before and after such adjustments to GAAP net income is included in the Company’s financial statements accompanying this press release and in the “First Quarter 2005 Supplemental Operating and Financial Data” located on the Company’s website. FFO should not be considered an alternative to net income.

SUPPLEMENTAL OPERATING AND FINANCIAL DATA

Crescent’s first quarter supplemental operating and financial data report is available on the Company’s website (www.crescent.com) in the investor relations section. To request a hard copy, please call the Company’s investor relations department at (817) 321-2180.

CONFERENCE CALL, WEBCAST AND PRESENTATION

The Company will also host a conference call and audio webcast, both open to the general public, at 10:00 A.M. Central Time on Thursday, May 5, 2005, to discuss the first quarter results and provide a Company update. To participate in the conference call, please dial (800) 818-4442 domestically or (706) 679-3110 internationally, or you may access the audio webcast on the Company’s website (www.crescent.com) in the investor relations section. A replay of the conference call will be available through May 12, 2005, by dialing (800) 642-1687 domestically or (706) 645-9291 internationally with a passcode of 5358636.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are generally characterized by terms such as “believe”, “expect”, “anticipate” and “may”.

Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements.

The following factors might cause such a difference:

•	The Company’s ability, at its office properties, to timely lease unoccupied square footage and timely re-lease occupied square footage upon expiration on favorable terms, which continue to be adversely affected by existing real estate conditions (including the vacancy levels in particular markets, decreased rental rates and competition from other properties) and may also be adversely affected by general economic downturns;

•	The continuation of relatively high vacancy rates, reduced rental rates and relatively high tenant concessions in the Company’s office portfolio as a result of conditions within the Company’s principal markets;

•	The ability of the Company to reinvest available funds at anticipated returns and consummate anticipated office acquisitions on favorable terms and within anticipated time frames;

•	Adverse changes in the financial condition of existing tenants, in particular El Paso Energy and its affiliates which provide 5.7% of the Company’s annualized office revenues;

•	Deterioration in the Company’s resort/business-class hotel markets or in the economy generally;

•	Deterioration in the market or in the economy generally and increases in construction costs associated with development of residential land or luxury residences, including single-family homes, town homes and condominiums;

•	Financing risks, such as the Company’s ability to generate revenue sufficient to service and repay existing or additional debt, increases in debt service associated with increased debt and with variable-rate debt, the Company’s ability to meet financial and other covenants and the Company’s ability to consummate financings and refinancings on favorable terms and within any applicable time frames;

•	The ability of the Company to dispose of its investment land, and other non-core assets, on favorable terms and within anticipated time frames;

•	The concentration of a significant percentage of the Company’s assets in Texas;

•	The existence of complex regulations relating to the Company’s status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT; and

•	Other risks detailed from time to time in the Company’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. The Company is not obligated to update these forward-looking statements to reflect any future events or circumstances.

ABOUT THE COMPANY

Crescent Real Estate Equities Company (NYSE: CEI) is a real estate investment trust headquartered in Fort Worth, Texas. Through its subsidiaries and joint ventures, Crescent owns and manages a portfolio of more than 75 premier office buildings totaling more than 30 million square feet primarily located in the Southwestern United States, with major concentrations in Dallas, Houston, Austin, Denver, Miami and Las Vegas. In addition, Crescent has investments in world-class resorts and spas and upscale residential developments. For more information, visit the Company’s website at http://www.crescent.com.

FOR MORE INFORMATION

Jane E. Mody, Managing Director, Capital Markets, (817) 321-1086
Keira B. Moody, Vice President, Investor Relations and Corporate Communications, (817) 321-1412